As filed with the Securities and Exchange Commission on August 28, 2009
Registration No. 333-133652
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 12
to
Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

HEALTHCARE TRUST OF AMERICA, INC.
(Exact name of registrant as specified in its governing instruments)
(Formerly Grubb & Ellis Healthcare REIT, Inc.)

The Promenade, Suite 440
16427 North Scottsdale Road
Scottsdale, AZ 85254
(480) 998-3478
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott D. Peters
Chief Executive Officer, President and Chairman
The Promenade, Suite 440
16427 North Scottsdale Road
Scottsdale, AZ 85254
(480) 998-3478
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Rosemarie A. Thurston
Lesley H. Solomon
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑ 333-133652

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:  This Post-Effective Amendment No. 12 is filed pursuant Rule 462(d) under the Securities Act of 1933, as amended, solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits.

(b) Exhibits.  The following exhibits are filed as part of this Registration Statement on Form S-11:

Exhibit	Exhibit Description

1.1	Dealer Manager Agreement, dated as of May 21, 2009, by and between Realty Capital Securities, LLC and Grubb & Ellis Healthcare REIT, Inc. (included as Exhibit 1.1 to our Current Report on Form 8-K filed May 27, 2009 and incorporated herein by reference)
1.2	Amendment to Dealer Manager Agreement, dated August 18, 2009, by and between Realty Capital Securities, LLC and Grubb & Ellis Healthcare REIT, Inc.
3.1	Articles of Amendment, effective August 24, 2009 (included as Exhibit 3.1 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference)
3.2	Amendment to the Bylaws, effective August 24, 2009 (included as Exhibit 3.2 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference)
10.1	Amendment No. 2 to Agreement of Limited Partnership of Grubb & Ellis Healthcare REIT Holdings, LP by Healthcare Trust of America, Inc. (formerly known as Grubb & Ellis Healthcare REIT, Inc.), dated as of August 24, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 28th day of August, 2009.

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Scott D. Peters Scott D. Peters	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer	August 28, 2009

/s/ Kellie S. Pruitt Kellie S. Pruitt	Chief Accounting Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 28, 2009

* W. Bradley Blair, II	Director	August 28, 2009

* Maurice J. DeWald	Director	August 28, 2009

* Warren D. Fix	Director	August 28, 2009

* Larry L. Mathis	Director	August 28, 2009

* Gary T. Wescombe	Director	August 28, 2009

/s/ Scott D. Peters Scott D. Peters, as attorney-in-fact		August 28, 2009

EXHIBIT INDEX

Exhibit	Exhibit Description

1.1	Dealer Manager Agreement, dated as of May 21, 2009, by and between Realty Capital Securities, LLC and Grubb & Ellis Healthcare REIT, Inc. (included as Exhibit 1.1 to our Current Report on Form 8-K filed May 27, 2009 and incorporated herein by reference)
1.2	Amendment to Dealer Manager Agreement, dated August 18, 2009, by and between Realty Capital Securities, LLC and Grubb & Ellis Healthcare REIT, Inc.
3.1	Articles of Amendment, effective August 24, 2009 (included as Exhibit 3.1 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference)
3.2	Amendment to the Bylaws, effective August 24, 2009 (included as Exhibit 3.2 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference)
10.1	Amendment No. 2 to Agreement of Limited Partnership of Grubb & Ellis Healthcare REIT Holdings, LP by Healthcare Trust of America, Inc. (formerly known as Grubb & Ellis Healthcare REIT, Inc.), dated as of August 24, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference)